Exhibit 99.1

Primerica’s Board of Directors Elects Ellyn A. McColgan as a Board Member

DULUTH, Ga.—(BUSINESS WIRE)— Primerica, Inc. (NYSE:PRI) today announced the election of Ms. Ellyn A. McColgan to the Company’s Board of Directors. Ms. McColgan had most recently held the position of President and Chief Operating Officer of the Global Wealth Management Group of Morgan Stanley. Her distinguished career in the financial services industry includes a lengthy tenure at Fidelity Investments, from 1990 through 2007, leading to numerous promotions culminating as serving as President of Distribution and Operations.

“We are excited to have Ellyn join the Primerica Board of Directors,” said John A. Addison, Jr., Co-CEO of Primerica. “She has for years been a leader in the financial services industry and thus we welcome her depth of knowledge and experience to our Board.” D. Richard Williams, Chairman of the Board and Co-CEO of Primerica, said, “We are elated to make this announcement today. Ellyn will be a great asset as an outside Board Member with a wealth of experience in our industry.” Ms. McColgan said “I am honored and excited to serve on Primerica’s Board and look forward to working with my fellow Board members and Senior Management as Primerica moves ahead as a new public company. Primerica does an outstanding job of delivering personal service and quality financial products to middle-income consumers. I am pleased to have the opportunity to assist Primerica in reaching and helping this truly underserved market.”

Ms. McColgan earned a BA, summa cum laude, in Psychology and Social Studies Education from Montclair State University in New Jersey, as well as an MBA from Harvard Business School. She is a trustee of the Museum of Fine Arts in Boston and a member of the President’s Council for the Massachusetts General Hospital in Boston. She is the former co-chair of the Securities Industry and Financial Markets Association. As a former trustee of Babson College in Wellesley, MA, she was awarded an honorary Doctor of Laws in 2005.

Primerica, headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America with approximately 100,000 licensed representatives. The company and its representatives offer clients term life insurance, mutual funds, variable annuities and other financial products. Primerica insures 4.3 million lives and more than 2 million clients maintain investment accounts with the company. Primerica’s mission is to serve middle income families by helping them make informed financial decisions and providing them with the strategies and means to gain financial independence.

Contacts

Primerica

Press

Mark Supic, 770-564-6329

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Investors

Kathryn Kieser, 770-564-7757

Source: Primerica